Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information in Post-Effective Amendment Number 9 to the Registration Statement (Form N-1A, No. 333-102943) of Munder Series Trust, and to the incorporation by reference of our reports dated February 11, 2005 on Munder S&P MidCap Index Equity Fund, Munder S&P SmallCap Index Equity Fund, Munder Institutional Money Market Fund and Liquidity Money Market Fund (four of the portfolios comprising the Munder Series Trust) included in the 2004 Annual Reports to Shareholders for the fiscal year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 25, 2005